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                                                                  EXHIBIT 17(ii)


May 23, 2002

Jim Pledger, Chairman and Chief Executive Officer
DAC Technologies Group International
1601 Westpark Drive Suite 4C
Little Rock, AR 72204

Dear Jim,

I am writing to notify you and the Board that I hereby resign my position from the Board of Directors of DAC Technologies Group International, Inc. effective May 31, 2002. The job responsibilities with my current employer do not allow me to dedicate the time needed to effectively serve DAC's Board.

Thank you for the opportunity to work with DAC.

Sincerely,

/s/ FORD OVERTON
------------------------
Ford Overton